PROSPECTUS SUPPLEMENT (To Prospectus dated March 1, 2022)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-262768

$1,900,000

Class A Common Stock

This prospectus supplement dated January 12, 2023, or this Prospectus Supplement, supplements the Prospectus Supplement dated March 1, 2022, which forms a part of our Registration Statement on Form S-3 (Registration No. 333-262768) that we filed with the Securities and Exchange Commission on February 16, 2022, or the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto. This Prospectus Supplement supplements or amends only those sections of the Prospectus identified in this Prospectus Supplement; all other sections of the Prospectus remain unchanged.

The Prospectus relates to the offer and sale, from time to time, of up to a maximum of $25,200,000 in aggregate sales price of shares of our Class A Common Stock, par value $0.01 per share (our “Class A common stock”), to or through A.G.P./Alliance Global Partners, or A.G.P., acting as sales agent or principal, in accordance with the terms of a sales agreement we have entered into with A.G.P. As of the date of the filing of this Prospectus Supplement, we have sold no shares of our Class A Common Stock pursuant to the sales agreement with A.G.P.

We are filing this Prospectus Supplement to supplement and amend, as of January 11, 2023, the Prospectus to reduce the maximum aggregate offering price of our Shares of Class A Common Stock that may be offered, issued and sold under the sales agreement. Accordingly, we may offer and sell Shares of our Class A Common Stock having a maximum aggregate offering price of up to $1,900,000 from time to time through the Agent, acting as our sales agent or principal in accordance with the sales agreement.

Sales of our Shares of Class A Common Stock, if any, under the Prospectus, as amended or supplemented by this Prospectus Supplement, may be made in sales deemed to be “at the market offerings” as defined in Rule 415(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through The Nasdaq Capital Market, or Nasdaq, or any other existing trading market for our Common Stock.

A.G.P. will be entitled to compensation under the terms of the sales agreement at a fixed commission rate of 3.0% of the gross proceeds from the sale of our Class A common stock on our behalf as sales agent or principal pursuant to the sales agreement. In connection with the sale of the Class A common stock on our behalf, A.G.P. will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of A.G.P. will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to A.G.P. against certain civil liabilities, including liabilities under the Securities Act. See “Plan of Distribution.”

On January 11, 2023, the last reported sale price of our Common Stock on Nasdaq was $1.44 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates, or public float, was determined to be approximately $35,837,668 based on 27,275,515 shares of Common Stock outstanding, of which 26,844,695 are held by non-affiliates, and the closing sale price of our Common Stock on Nasdaq of $1.34 on January 10, 2023, which is within 60 days of the date of this prospectus supplement. Upon any sale of shares of Common Stock under this prospectus supplement pursuant to General Instruction I.B.6 of Form S-3, in no event will the aggregate market value of securities sold by us or on our behalf pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar month period immediately prior to, and including, the date of any such sale exceed one-third of the aggregate market value of our Common Stock held by non-affiliates, calculated in accordance with General Instruction I.B.6 of Form S-3. During the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement (excluding this offering), we have sold no shares of our Common Stock pursuant to General Instruction I.B.6 of Form S-3.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus and in our reports filed with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our Class A common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is January 12, 2023.